As filed with the Securities and Exchange Commission on August 9, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SCICLONE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3116852
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

901 Mariner’s Island Blvd., Suite 205

San Mateo, California 94404

(Address of principal executive offices) (Zip Code)

2005 EQUITY INCENTIVE PLAN

2004 OUTSIDE DIRECTORS STOCK OPTION PLAN

(Full title of the Plans)

Richard A. Waldron

Executive Vice President and Chief Financial Officer

SciClone Pharmaceuticals, Inc.

901 Mariner’s Island Blvd., Suite 205

San Mateo, California 94404

(Name and address of agent for service)

(650) 358-3456

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
2005 Equity Incentive Plan Common Stock, $0.001 par value	3,000,000	$2.04	$6,120,000.00	$ 187.89
2004 Outside Directors Stock Option Plan Common Stock, $0.001 par value	750,000	$2.04	$1,530,000.00	$ 46.97
Total	3,750,000		$7,650,000.00	$ 234.86

(1)	The securities registered include options and rights to acquire Common Stock.
(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. As to the shares under the 2005 Equity Incentive Plan (the “2005 Plan”) and the 2004 Outside Directors Stock Option Plan (the “Directors Plan”), the price is based on the average of the high and low selling prices per share of the Registrant’s Common Stock on August 8, 2007, as reported on the Nasdaq National Market.

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 registers the offer and sale of an additional 3,000,000 shares of the Registrant’s Common Stock for the issuance under the 2005 Plan and 750,000 shares of the Registrant’s Common Stock for issuance under the Directors Plan. The contents of the prior Registration Statement to the 2005 Plan, Filing No. 333-128482, and the contents of the prior Registration Statement to the 2005 Plan Directors Plan, Filing No. 333-120008, to the extent they are not updated herein, are incorporated by reference.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

SciClone Pharmaceuticals, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on March 16, 2007;

(b)	The Registrant’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on (i) August 8, 2007, for the period ending June 30, 2007 and (ii) May 8, 2007 for the period ending March 31, 2007;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 7, June 19, May 8, May 1, March 15, and February 28, 2007; and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on January 31, 1992 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Company’s Certificate of Incorporation and Bylaws,

as amended to date, provide that the Company shall indemnify its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the Company has entered into separate indemnification agreements with its directors, officers and certain employees which require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on this 9th day of August, 2007.

SciClone Pharmaceuticals, Inc.

By:	/s/ Richard A. Waldron
Richard A. Waldron
Executive Vice President and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of SciClone Pharmaceuticals, Inc., a Delaware corporation, do hereby constitute and appoint Friedhelm Blobel, Ph.D. and Richard A. Waldron, and each of them, the lawful attorneys-in-fact and agents with full power of substitution and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, or their or his substitutes, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Friedhelm A. Blobel Friedhelm A. Blobel, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2007

/s/ Richard A. Waldron Richard A. Waldron	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 9, 2007

/s/ Dean Woodman Dean Woodman	Chairman of the Board and Director	August 9, 2007

John D. Baxter, M.D.	Director

/s/ Richard J. Hawkins	Director	August 9, 2007
Richard J. Hawkins

/s/ Rolf H. Henel	Director	August 9, 2007
Rolf H. Henel

/s/ Jon S. Saxe Jon S. Saxe	Director	August 9, 2007

/s/ Ira D. Lawrence Ira D. Lawrence, M.D.	Director	August 9, 2007

INDEX TO EXHIBITS

Exhibit	Description
4.1	Amended and Restated Certificate of Incorporation of the Company is incorporated by reference to Exhibit 3(i).1 to the Company’s Current Report on Form 8-K Report filed with the Securities and Exchange Commission on July 28, 2003.

4.2	Bylaws of the Company are incorporated by reference to Exhibit 3(ii).1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2003.

4.3	First Amendment to Rights Agreement dated as of July 17, 2003 between the Company and Mellon Investor Services, LLC is incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2003.

4.4	Rights Agreement, effective as of December 19, 2006, between the Company and Mellon Investor Services LLC, as rights agent (including as Exhibit A the form of Certificate of Designation, Preferences and Rights of the Services D Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement) is incorporated by reference from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2006.

5	Opinion and consent of DLA Piper US LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper US LLP is contained in Exhibit 5.

24	Power of Attorney. (Included in signature pages to this Registration Statement.)

99.1	2005 Equity Incentive Plan, as amended and restated, is incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2007.

99.2	2004 Outside Directors Stock Purchase Plan, as amended and restated, is incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2007.